(i)(15)

[ROPES & GRAY LLP LETTERHEAD]

July 29, 2015

Voya Funds Trust

7337 East Doubletree Ranch Road, Suite 100

Scottsdale, Arizona 85258

Ladies and Gentlemen:

This opinion is being furnished in connection with the Registration Statement on Form N-1A (the “Registration Statement”) being filed today by Voya Funds Trust (the “Trust”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance of Class R6 shares of beneficial interest (the “Shares”) of Voya Strategic Income Opportunities Fund (the “Fund).

We are familiar with the actions taken by the Trustees of the Trust to authorize the issuance of the Shares. In connection with this opinion, we have examined such certificates, documents, and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinion set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Trust, public officials and other appropriate persons. We assume that upon sale of the Shares by the Trust, the Trust will receive the net asset value thereof.

In rendering the opinion expressed herein, we have, with your approval, relied solely on the opinion, dated the date hereof, of Smith, Katzenstein & Jenkins LLP insofar as such opinion relates to the laws of the State of Delaware (subject to all of the assumptions and qualifications to which such opinion is subject), and we have made no independent examination of the laws of that jurisdiction. We are providing a copy of that opinion together with this opinion.

Based upon the forgoing, we are of the opinion that the Trust is authorized to issue the Shares, and that, when the Shares are issued and sold, they will be validly issued, fully paid and nonassessable by the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm as legal counsel for the Trust in the Registration Statement. This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP